Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Contacts: Jon Diat (Media): 917-239-9241; jon.diat@aig.com Jim Ankner (Media): 212-770-3277; james.ankner@aig.com Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

AIG BOARD OF DIRECTORS REFUSES TO JOIN STARR LAWSUITS

NEW YORK – January 9, 2013 – American International Group, Inc. (NYSE: AIG) today made the following announcement regarding the demand served on the AIG Board of Directors related to lawsuits filed by Starr International Company, Inc. (Starr) contesting certain terms of the U.S. Government’s rescue of AIG in September 2008.

In accordance with Delaware law and the proceedings before Judges Thomas C. Wheeler and Paul A. Engelmayer in the lawsuits that Starr has initiated, the AIG Board has considered Starr’s demand that AIG pursue the shareholder derivative claims belonging to AIG that Starr has alleged against the United States of America and the Federal Reserve Board of New York.

The AIG Board has determined to refuse Starr’s demand in its entirety, and will neither pursue these claims itself nor permit Starr to pursue them in AIG’s name.

AIG expects to file with the courts a formal statement detailing the Board’s determination and the reasons underlying it in the coming weeks.

“In considering and ultimately refusing the demand before us, the Board of Directors properly and fully executed our fiduciary and legal obligations to AIG and its shareholders,” said Robert S. “Steve” Miller, Chairman of the AIG Board of Directors. “America invested in 62,000 AIG employees, and we kept our promise to rebuild this great company, repay every dollar America invested in us, and deliver a profit to those who put their trust in us. To date, AIG has returned $205 billion to America, including a profit of $22.7 billion. We continue to thank America for its support.”

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

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